Exhibit 16.1

March 28, 2005

U.S. Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Dear Sir or Madam:

We have been furnished with a copy of the Current Report on Form 8-K/A of New World Brands, Inc. dated March 28, 2005. We have read Item 4.01 thereof and agree with the statements concerning our Firm contained in the first paragraph. We have no basis to agree or disagree with the other statements contained in the second paragraph therein.

Very truly yours,

/s/ Mahoney Cohen & Company, CPA, P.C.

Mahoney Cohen & Company, CPA, P.C.

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